EXHIBIT 99.1
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JONES LANG LASALLE                NEWS RELEASE



FOR IMMEDIATE RELEASE


                                  200 East Randolph Drive
                                  Chicago Illinois 60601


                                  22 Hanover Square
                                  London W1A 2BN


Contact:   Eileen Sanaghan

Company:   Jones Lang LaSalle

Phone:     +1 312 228 2774

Email:     Eileen.sanaghan@am.joneslanglasalle.com



       JONES LANG LASALLE ACQUIRES SWEDISH JOINT VENTURE COMPANY

CHICAGO AND LONDON, DECEMBER 20, 2002 -- Jones Lang LaSalle (NYSE: JLL) has acquired the minority interest in the joint venture company Jones Lang LaSalle Asset Management Services, which since 2000, has exclusively provided Asset Management Services for all Skandia Life properties in Sweden - currently totaling approximately 25 million square feet (2.3 million square meters). As of January 2003, the company will change its name to Jones Lang LaSalle AB.

"During the last three years, together with Skandia Real Estate, our joint venture partners, we have successfully developed a formula for efficient and value-added asset management services in Sweden," says Claes Kjellander, Managing Director, Jones Lang LaSalle, Nordic region. "This is one of our most prestigious assignments, and I welcome the opportunities that will arise as we move into a client/service provider relationship."

Hakan Lennersand, Chairman of the Board of Skandia Real Estate, added:
"Our strategic decision in 1999 to initiate a coalition with Jones Lang LaSalle in a joint venture company for property asset management has resulted in us providing the Swedish market with a bigger capacity and higher quality standard within Asset Management Services.

"In the future, it is our belief that Jones Lang LaSalle, as the market leader, and with its international brand and network, has the very best opportunities to further develop the organization on its own."

Robert Orr, Chief Executive of Jones Lang LaSalle Europe, commented: "We are very pleased with this acquisition, which we regard as an ideal platform for Jones Lang LaSalle to make significant in-roads into developing Capital Markets, Research and Consulting, Corporate Solutions and Investor Services; and to broaden our client base in the Nordic region, which is a key growth area for our European business."









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JONES LANG LASALLE ACQUIRES SWEDISH JOINT VENTURE COMPANY - ADD ONE


NOTES TO EDITORS:


..    Jones Lang LaSalle employs approximately 160 people in Sweden as well as approximately 80 contract facilities services staff.

..    Jones Lang LaSalle has had a presence in Sweden since 1989.

..    Skandia Real Estate manages the property-related investments of Skandia Life, Sweden's leading insurance company.

..    Please refer to the following website - www.skandiafastighet.se



ABOUT JONES LANG LASALLE

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, transaction services and investment management services on a local, regional and global level to owners, occupiers and investors. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with more than $23 billion of assets under management. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. For more information, visit www.joneslanglasalle.com




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